Exhibit 99.1

Agree Realty Announces Expanded $350 Million Credit Facility

BLOOMFIELD HILLS, Mich., Nov. 10, 2016 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced it has entered an agreement to amend and restate its senior unsecured credit facility. The amended and restated credit facility (the "Credit Facility") will be increased to $350 million and is comprised of a $250 million unsecured revolving credit facility (the "Revolving Facility") and extensions of the Company's existing $65 million and $35 million unsecured term loans (together, the "Unsecured Term Loans"). The Revolving Facility will mature in January 2021 with options to extend the maturity date to January 2022, and the Unsecured Term Loans will mature in January 2024.

"We are very pleased with the improved terms of our credit facility and the strong support of our expanded bank group," said Matt Partridge, Chief Financial Officer of Agree Realty Corporation. "This financing further solidifies our industry-leading balance sheet by extending the maturities of our unsecured revolver and term loans, while also providing us with increased capacity to execute on our operating strategy."

The Revolving Facility's interest rate is based on a pricing grid with a range of 130 to 195 basis points over LIBOR, determined by the Company's leverage ratio. At the Company's current leverage ratio, the interest rate on the Revolving Facility would be approximately 1.83%. The Company currently has no outstanding balance on the Revolving Facility.

The interest rate on the Unsecured Term Loans is based on a pricing grid with a range of 165 to 235 basis points over LIBOR, determined by the Company's leverage ratio. The Company will utilize existing interest rate swaps to fix LIBOR on the Unsecured Term Loans at approximately 2.13%. At the Company's current leverage ratio, the interest rate on the Unsecured Term Loans would be approximately 3.78%.

The Credit Facility includes an accordion option that allows the Company to request additional lender commitments up to a total of $500 million. Closing and funding of the Credit Facility is expected to occur December 15, 2016, subject to the satisfaction of standard closing conditions.

PNC Capital Markets LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC will serve as Joint Lead Arrangers and Joint Lead Book Runners for the Revolving Facility. PNC Bank National Association will serve as the Administrative Agent and Citigroup Global Markets Inc. and Wells Fargo Securities, LLC will serve as Co-Syndication Agents. Capital One, National Association, Citizens Bank, N.A., Regions Bank, SunTrust Bank, U.S. Bank National Association and Raymond James, N.A. will serve as participating lenders in the Revolving Facility.

PNC Capital Markets LLC, Capital One, National Association, Regions Capital Markets, SunTrust Robinson Humphrey, Inc. and U.S. Bank National Association will serve as Joint Lead Arrangers and Joint Lead Book Runners for the Unsecured Term Loans. PNC Bank National Association will serve as the Administrative Agent and Capital One, National Association, Regions Bank, SunTrust Bank and U.S. Bank National Association will serve as Co-Syndication Agents. Raymond James, N.A. and Stifel Bank & Trust will serve as participating lenders in the Unsecured Term Loans.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 347 properties, located in 43 states and containing approximately 6.8 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

This press release contains certain "forward-looking" statements relating to, among other things, potential incurrence of indebtedness. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "plan" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to factors described in greater detail in the Company's filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2015. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company's website at www.agreerealty.com.

CONTACT: Matthew M. Partridge, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190